Exhibit 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700

COMPANY	John Aglialoro
CONTACT:	Chairman & CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX ANNOUNCES COMMITMENT FOR LOWER COST FINANCING

MEDWAY, MA, June 24, 2004 - Cybex International, Inc. (AMEX: CYB), a leading exercise equipment manufacturer, today announced it has received a commitment from GMAC Commercial Finance to provide a term facility of up to $13,000,000, the proceeds of which will be used to repay higher cost real estate and term loans. Closing of this financing is subject to customary conditions, including the completion of appraisals and other reviews and finalization of legal documentation. Accordingly, while closing of the financing is expected to occur during July 2004, there can be no assurance that the closing will occur during this time period or at all. The Company also announced that CIT Group/Business Credit, Inc. has agreed to extend its credit facility one year from July 16, 2006 to July 16, 2007.

If and when completed, the GMAC commitment to finance is expected to result in annualized interest savings of approximately $1,000,000 per year, although third quarter 2004 savings will be offset by the immediate expensing of the balance of financing costs of approximately $340,000 associated with the real estate loan to be retired with the proceeds of the financing.

Art Hicks, CFO, stated “The GMAC commitment to finance is evidence of the continuing improvement in Cybex’s operating performance. We are pleased to have earned the support of two well-regarded lenders as GMAC Commercial Finance and CIT. The resultant debt structure will aid Cybex in meeting its expansion goals.” Dan Kramer, Senior Vice President of GMAC Commercial Finance, stated “We are excited about the proposed relationship with Cybex and look forward to its consummation.”

Cybex International, Inc. is a leading manufacturer of premium exercise equipment for commercial and consumer use. The Cybex product line includes a full range of both strength training and cardio training machines sold worldwide under the Cybex brand. Products and programs are designed and engineered to reflect the natural movement of the human body, assisting each unique user – from the professional athlete to the first-time exerciser – to improve daily human performance. For more information on Cybex and its product line, please visit the Company’s website at www.cybexinternational.com.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the ability of the Company to comply with the terms of its credit facilities, and uncertainties relating to the implementation of the restructuring plan. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Reports on Form 10-K, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 29, 2004.

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